Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2012

HOUSTON, November 9, 2012 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $29.7 million, or $0.73 per diluted share for the three months ended September 30, 2012, versus net income of $23.3 million, or $0.58 per diluted share for the third quarter of 2011. Total revenues were $190.9 million during the quarter ended September 30, 2012 compared to $155.0 million for the same period in 2011, an increase of $35.9 million or approximately 23%. The increase in revenues resulted from increased product revenues of $25.3 million and increased service revenues of $10.6 million.

For the nine months ended September 30, 2012, net income was $88.3 million, or $2.18 per diluted share, compared with net income of $67.1 million, or $1.67 per diluted share, for the same period in 2011. Total revenues rose to $544.6 million during the nine months ended September 30, 2012 from $429.7 million during the same period in 2011, an increase of approximately 27%.

Based upon current market conditions and excluding any unusual or special charges, the Company expects its earnings per diluted share for the quarter ending December 31, 2012 to approximate $0.65 to $0.75 per share. The Company expects its full-year 2012 earnings per diluted share to be in the range of $2.83 to $2.93, excluding any unusual or special charges.

In addition, the Company announced that its backlog at September 30, 2012 was approximately $747 million, compared to its September 30, 2011 backlog of approximately $730 million. The Company’s September 30, 2012 backlog includes no orders related to its new four-year contract with Petrobras that was announced in August 2012. Subsequent to September 30, 2012, purchase orders totaling approximately $60 million have been received under this contract. This amount, and any additional orders received under the Petrobras contract prior to December 31, 2012, will be included in the Company’s year-end backlog.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding future oil and gas exploration and production activities in the Gulf of Mexico, including the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues	$190,860	$155,035	$544,554	$429,696
Cost and expenses:
Cost of sales	121,821	96,487	337,196	258,600
Selling, general and administrative	20,764	18,274	58,614	52,572
Engineering and product development	9,552	8,498	28,640	25,725

	152,137	123,259	424,450	336,897

Operating Income	38,723	31,776	120,104	92,799
Interest income	148	84	329	269
Interest expense	(7)	(15)	(21)	(37)

Income before income taxes	38,864	31,845	120,412	93,031
Income tax provision	9,207	8,582	32,155	25,888

Net income	$29,657	$23,263	$88,257	$67,143

Diluted earnings per share	$0.73	$0.58	$2.18	$1.67

Weighted average shares–diluted	40,589	40,296	40,492	40,311

Depreciation and amortization	$6,979	$6,367	$19,410	$16,973

Capital expenditures	$12,869	$12,275	$40,606	$45,114